Exhibit 99.5

A Message to Our Customers

Today we are pleased to announce that HMH has entered into a definitive merger agreement with affiliates of Veritas Capital, a leading private investment firm, to acquire HMH and bring the company private. HMH will continue to operate as an independent company, and the transaction is expected to close in the second quarter. You can read more in our press release that went out this morning.

We believe that partnering with Veritas will provide enhanced flexibility and opportunities to increase our impact in support of our mission of bringing learning to countless students and teachers.

As we complete this ownership transition we will continue to provide you with seamless connection and support with no change to your HMH account and customer success representatives. Your materials, subscriptions and platform access will also continue to be provided in a consistent fashion. HMH remains focused on partnering with schools, districts and educators to achieve great student outcomes.

Veritas is a leading private investment firm with more than 30 years of experience helping companies grow and transform. All of the companies in their portfolio are mission-driven organizations that focus on leveraging technology to make a positive impact across vitally important areas like education, healthcare and national security.

HMH is at an important inflection point, and we are excited to be entering a new phase in our transformation and growth. We are confident that this transaction will deepen our ability to bring the power of learning to even more teachers and their students, invest in our purpose-driven team, and have a positive impact on the communities we serve.

Thank you for your continued partnership.

Important Information

The tender offer for the outstanding shares of HMH common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of HMH common stock. The solicitation and offer to buy shares of HMH common stock will only be made pursuant to the tender offer materials that Veritas intends to file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, Veritas will file a tender offer statement on Schedule TO with the SEC, and HMH will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. HMH’s STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED

TRANSACTION AND THE PARTIES THERETO. Both the tender offer statement and the solicitation/recommendation statement will be mailed to HMH’s stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov, by contacting HMH’s Investor Relations either by telephone at 410-215-1405 or e-mail at Chris.Symanoskie@hmhco.com or on HMH’s website at www.hmhco.com.

Forward-Looking Statements

This letter includes forward-looking statements which reflect management’s current views and estimates regarding the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction, among other matters. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. HMH cannot assure investors that future developments affecting HMH will be those that it has anticipated. Actual results may differ materially from these expectations due to, among other things: (i) uncertainties as to the timing and expected financing of the tender offer; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for HMH will be made; (iv) uncertainty surrounding how many of HMH’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (vi) the possibility of business disruptions due to transaction-related uncertainty; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (ix) and other risks and uncertainties including those identified under the heading “Risk Factors” in HMH’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which are filed with the SEC and available at www.sec.gov, and other filings that HMH may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of HMH’s assumptions prove incorrect, actual results may vary in material respects from those projected or anticipated in these forward-looking statements.

Any forward-looking statement made by HMH in this letter speaks only as of the date hereof. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for HMH to predict all of them. HMH does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.